AMENDMENT OF VOTING TRUST
                   dated the 27th day of May, 1998, as amended
                                       and

               ACTION BY THE DIRECTORS OF RAVENSWOOD WINERY, INC.
          (Together referred to herein as this "amendment and action")


         On December 29, 1998, the undersigned voting trustees and directors, after telephone discussions, agreed among themselves as to an action. They hereby consent and agree to this amendment and action in writing as follows:

         1. AGREED FACTS AND UNDERSTANDINGS. This amendment and action is based upon the following facts and understandings which the signatories hereto agree are true and correct:

                  a. This amendment and action is made to accomplish two purposes: (1) the amendment of the voting trust referred to above; and (2) action by directors of Ravenswood Winery, Inc. (the "corporation") which shall be included in the minutes of the corporation.

                  b. In April of 1998, the corporation retained planning counsel to assist the corporation in planning for its future and its financial stability with respect to the ownership and succession to ownership of shares of the corporation, with respect to conversion of debentures and other financing of the corporation and with respect to likely dispositions of shares by shareholders of the corporation.

                  c. Planning counsel having made recommendations with respect to the matters set forth in subparagraph (b) above, the voting trustees and directors hereby act and agree as follows:

         2. AMENDMENT OF VOTING TRUST. In order to comply with certain provisions of the Internal Revenue Code and to meet requirements of the corporation and the beneficiaries of the voting trust, the voting trustees hereby act and hereby amend the voting trust as follows:

                  a. Attached to this amendment and action and incorporated herein by this reference is Exhibit A. Effective December 29, 1998, this Exhibit sets forth 3,350 Foster shares and 22,400 Peterson shares which are hereby released from the voting trust. The secretary of the corporation is hereby directed to prepare and to have executed by the voting trustees such documents as release the shares from the voting trust and the ownership of the voting trustees and which place the shares into the respective names and the ownerships as set forth on Exhibit A.

                  b. The voting trust is hereby amended by the addition of a new paragraph 17, immediately preceding the present paragraph 17, which shall be redesignated as paragraph 18, which new paragraph 17 shall read as follows:

                           "17. Release of Shares.  Notwithstanding  anything to
the contrary stated in the Agreement, the trust beneficiaries shall be entitled to the release of shares from the trust for the following purposes: (i) making gifts and other estate planning transfers, (ii) making sales of shares to meet liquidity needs, and (iii) any other purpose that the trustees, acting in the manner set forth in paragraph ____, may approve in their discretion. The purpose of this paragraph is to provide for the orderly withdrawal of shares from the trust when requested by beneficiaries. The trustee may establish withdrawal procedures consistent with this paragraph 17.

         3. ACTION OF DIRECTORS. The directors of the corporation acknowledge and do not object to the amendment of the voting trust and the action of the voting trustees set forth in this amendment and action.


Dated: December 29, 1998


Trustees                                      Directors



------------------------------------          ----------------------------------
W. Reed Foster                                W. Reed Foster




------------------------------------          ----------------------------------
Joel E. Peterson                              Joel E. Peterson




------------------------------------          ----------------------------------
Justin M. Faggioli                            Justin M. Faggioli




------------------------------------          ----------------------------------
James F. Wisner                               James F. Wisner

                                          Exhibit A to Amendment to Voting Trust


                             VOTING TRUST AGREEMENT

         THIS VOTING TRUST AGREEMENT (this "Agreement") is made as of the 27th day of May, 1998 by and between certain shareholders of Ravenswood Winery Inc., a corporation organized under the laws of California, and having its principal executive office at 18701 Gehricke Lane, Sonoma, California, 95476 (herein called "Ravenswood"). These shareholders shall become parties to this Agreement by signing their names at the end of this Agreement (the "Shareholders"). The shareholders are Joel E. Peterson, W. Reed Foster, Justin M. Faggioli, Julie C. Morin-Wisner and James F. Wisner. The shareholders, with the exception of Julie
C. Morin-Wisner, shall become the trustees under this Agreement by signing their acceptance at the end of this Agreement (the "Trustees").

A.       Agreed Facts

    1. This Agreement is made and entered into based upon the following facts and understandings which the Shareholders agree are true and correct.

                  a. The Shareholders believe it is essential to their interests to protect themselves as much as possible against dilution of control in future stock sales. They also believe it is essential for the success of the corporation and for the best interests of all the Shareholders that the corporation shall be managed and directed during the next (10) years of its existence under a definite and stable management in order to maintain a union of interests, to develop properly the business opportunities of the corporation and to continue consistent winemaking practices. The Shareholders also wish to avoid deadlocks and they have accordingly included an arbitration clause in this Agreement.

                  b. The Shareholders believe that their objectives can be accomplished by acting together in the manner herein set forth. The agreement of each shareholder is consideration for the agreements of the others. In particular they believe their objectives can be accomplished by giving to the Trustees, as their agents and attorneys-in-fact, an irrevocable power to vote the shares subject to this Agreement upon the terms and conditions set forth in this Agreement.

                  c. For the purpose of the protections and objectives of this Agreement, the undersigned Shareholders hereby request the Trustees to take and to hold for the period herein stated, the legal title to the shares, the shares to be held by them on an active trust, and to act under the terms of this Agreement, and the Trustees hereby agree to do so.

                  d. Since August 25, 1992, the shares of the Shareholders, with the exception of Justin M. Faggioli, have been held under a voting trust agreement (the "1992 Agreement"), which is similar to this Agreement. The Shareholders agree the 1992 Agreement has been a success; that the 1992 Agreement achieved its stated objectives and that Ravenswood has prospered during the term of the 1992 Agreement.

                  e. Ravenswood has issued convertible debentures to a group of investors and it is anticipated it will issue additional securities from time to time, and the Shareholders wish to assure holders of debentures of the benefits of the voting trust and its continuing existence, so they can consider it and rely on it when making their decision whether or not to convert their debentures into common stock of Ravenswood.

                  f. Since 1992, as a part of its growth and change, Ravenswood's business has increased, and the executive staff and the company shareholders have changed, making it necessary to adapt the voting trust to these changes. In addition Ravenswood is planning for expansion, including the construction of a new winery building which will require financing from outside sources and the Shareholders wish to assure prospective lenders, lessees, grape sources and business associates of the continuing existence of the voting trust for the next 10 years and the stability and other beneficial effects it brings to Ravenswood.

                  g. For the reasons recited above, the parties to this Agreement hereby terminate the 1992 Agreement upon the effective date of this Agreement. This Agreement shall be in effect when all parties have executed it. The effective date shall be the date when it has been executed by the last party or parties. The Shareholders, in consideration of their mutual promises agree to and with each other and with the Trustees, and the Trustees agree with the Shareholders as follows.

    2.   Transfer of Stock to Trustees

                  Each undersigned shareholder holding shares of the capital stock of Ravenswood, Winery, Inc. for the number set opposite his, her, or its name, at the end of this Agreement, as owned, respectively, agrees that simultaneously upon the execution of this Agreement he, she, or it shall deposit with the Trustees their respective shares evidenced by the share certificates, with sufficient transfers, in favor of the persons named as Trustees, and shall receive in exchange voting trust certificates referred to herein. On the making of the deposit, all shares represented by the stock certificates deposited shall be transferred on the books of Ravenswood Winery, Inc., to the names of the Trustees, who are fully authorized and empowered to cause such transfers to be made, and also to cause any further transfers of the shares to be made which may become necessary by reason of any change of the persons holding the office of Trustee has herein provided.

    3.   Term

                  The term of this Agreement shall be for a period of ten (10) years from the effective date of this agreement. The term may be extended as permitted by law.

    4.   Trustees' Control Over Stock

                  a. During the period this Agreement is in force, the Trustees shall possess the legal title to the shares deposited, and shall be entitled to exercise all rights of every name, kind and nature, including but not limited to, the right to vote in person or by proxy in respect to any and all of the shares. It is understood, however, that the holders of the trust certificates to be issued by the Trustees, as the beneficial owners of the shares, shall be entitled to receive payments equal to the dividends or other distributions, if any, collected by the Trustees on the shares of stock standing in their names.

                  b. The Trustees understand that at present the policy of Ravenswood Winery, Inc. is not to pay dividends.

    5.   Voting Trust Certificate

                  The Trustees shall cause to be issued to the several Shareholders, in respect of all stock deposited by them, certificates in an aggregate amount equal to the amount of all stock so deposited, which certificates shall be in substantially the following form:

                            VOTING TRUST CERTIFICATE

         No. of Shares______________________________________________

         This certifies that ____________________________________  has deposited
__________________ shares of the capital stock of Ravenswood Winery, Inc. with the Trustees under an agreement between the Trustees, and certain Shareholders of the corporation, which agreement was entered into on the ____ day of _____________, 1998. This certificate and the interest it represents is transferable only on the books of the Trustees on the presentation and surrender thereof. The holder of this certificate takes it subject to all terms and conditions of the agreement between the Trustees and certain Shareholders of the corporation, and the holder is a party to the agreement, and is entitled to benefits thereof.

         The Trustees have caused this certificate to be signed on the _____ day of ______________________, 1998.

    6.   Additional Stock

                  The Trustees may receive any additional fully paid shares of the capital stock of Ravenswood Winery, Inc. on the terms and conditions of this Agreement, and in respect of all such shares so received, the Trustees shall issue and deliver certificates similar to those above-mentioned, entitling the holder to all the rights specified in this Agreement.

    7.   Sale of Stock and Certificates by Shareholders

                  During the ten year period of time from the date hereof through the last day of the tenth year following the date hereof the Shareholders shall not sell their respective shares although they shall be at liberty to deal with Trustees' certificates in the way of sale or by any other means they so desire.

    8.   Sales of all Stock by Trustees

                  During the period of the Trust Agreement, the Trustees shall have the exclusive power to sell or otherwise to transfer the shares, provided that no sale of the shares deposited shall be made by the Trustees unless it is a sale of all the deposited shares in the aggregate and each Shareholder consents with respect to the shares for which the Shareholder owns the beneficial interest. This does not restrict a sale of shares by the Company.

    9.   Distribution of Proceeds of Sale of Stock

                  In case of a sale or other transfer of deposited stock at any time during the period of the trust, the proceeds shall be distributed by the Trustees to and among the holders of Trustees' certificates on the surrender thereof. The distribution shall be pro rata among the shares, and there shall be no discrimination among the holders in the distribution.

    10.  Sale or Purchase of Stock or Certificate by Trustees

                  Nothing herein contained shall deprive the Trustees, as individuals, of the privilege to be enjoyed by all other depositors of selling or otherwise depositing of the certificates at their pleasure, or of purchasing additional stock and selling it, or of joining in a syndicate to purchase.

    11.  Trustees' Resignation and Replacement

                  Any Trustee may at any time resign by delivering to the other Trustees in writing his or her resignation specifying the date it is to take effect, and in every case of vacancy whether by death, resignation, or other cause, the vacancy so occurring shall be filled by the appointment of a successor or successors to be made by the other Trustees. The term "Trustees" as herein used shall apply to the original Trustees as well as their successors.

    12.  Trustees' Voting Rights

                  a. All questions arising between the Trustees and all actions of the Trustees from time to time shall be determined  and  resolved  by vote  of the  Trustees,
                           either at a meeting or in writing with or without a meeting, and in like manner they may establish their rules of action. Except for votes to amend or terminate as provided in Paragraph 16, during the time that Joel E. Peterson is a Trustee, all decisions of approval or disapproval shall require the vote of Joel E. Peterson plus one other Trustee (the required vote). During any time that Joel E. Peterson is not a Trustee, then all decisions shall require the vote of three (3) Trustees (the required vote).

                  b. In order to avoid a deadlock it is agreed that if a decision or an action is proposed by a Trustee but it is not approved or disapproved, as applicable, by the required vote, then either Joel E. Peterson on the one hand or any three (3) of the other Trustees on the other hand can at any time demand arbitration of the issue pursuant to the arbitration paragraph of this Agreement. Thus there can be arbitration to avoid deadlock only in the absence of the required vote either for or against an issue. The decisions and acts of the Trustees when made and done pursuant to the required vote as set forth above in this paragraph shall, for all purposes of this Agreement, be deemed the decision or act of the Trust and shall be binding upon all of the Trustees. Meetings of the Trustees shall be held pursuant to notice under the rules to be adopted by the Trustees. The Trustees sufficient to cast the votes to make a decision shall constitute a quorum.

    13.  Trustees' Liability for Negligence

                  In voting on matters that may come before them at any meeting of the Trustees or of the Shareholders, the Trustees shall express their best judgment to the end that the affairs of the corporation shall be properly managed. No Trustee shall incur any responsibility by reason of any error of law or of any matter or thing done or admitted under this Agreement, except for his or her own individual intentional wrongdoing or gross negligence.

    14.  Indemnification of Trustees

                  In connection with any lost costs, suits or claims against the Trustees arising out of or in any way connected with this Agreement, the Trustees under this Trust, whether or not officers or directors, shall be entitled to indemnity from the corporation to the fullest extent permitted for employees, shareholders, officers and directors under the California Corporations Code. In addition, and not by way of limitation, the Trustees shall be entitled to indemnity from the corporation to the fullest extent permitted by law.

    15.  Arbitration

                  a. It is agreed that the sole remedy of the Trustees for any and all disputes, claims and causes among or between them arising out of or in any way connected with this Agreement which have not been resolved by a required vote shall be resolved by binding arbitration which shall be the sole remedy for disputes under this agreement. Upon approval of this Trust by the directors and Shareholders of the corporation, the corporation shall be bound as well to the terms of this arbitration clause.

                  b. Unless otherwise agreed by all parties, arbitration shall be pursuant to the then existing commercial rules of the American Arbitration Association, and arbitration shall be carried out by a single neutral arbitrator chosen from the panel of the Association. The Arbitrator shall, without limitation, have the right to make interim orders, to grant affirmative relief and to discipline, by requiring payments or otherwise, any parties who delay the arbitration or who otherwise do not comply with the orders of the Arbitrator. Arbitration shall be held in Sonoma County, California. The permitted Trustees may demand arbitration at any time as provided in paragraph 12 above.

                  c. The corporation shall pay for all costs, fees and expenses of all parties for arbitrating and resolving disputes under this Agreement. An award when made may be entered in any court of competent jurisdiction and enforced under the arbitration law of the State of California as a binding judgment. The parties agree and understand that arbitration will likely involve disputes over business policy without a clear standard, but that the arbitrator shall be entitled to make a decision based upon the Arbitrator's determination of the best business decision.

    16.  Amendment and Termination

                  So long as Joel E. Peterson is a Trustee this agreement can be amended or terminated by the affirmative vote of Joel E. Peterson and two other Trustees (the required vote). If Joel E. Peterson is not a Trustee then the vote of all four Trustees is required to amend or to terminate this Agreement (the required vote). Arbitration shall not be available for any dispute over the amendment or termination of this Agreement as the purpose of avoiding deadlocks which do or could affect corporate operations is deemed by the parties to this Agreement not to apply to amendment or termination.

    17.  Acceptance by Trustees

                  The Trustees accept this Trust subject to all of its terms and conditions, and agree that they shall exercise their power and perform their duties as herein set forth. Nothing contained herein shall be construed to prevent any of or all of the Trustees from resigning as a Trustee.

Executed at Ravenswood Winery, Sonoma CA, this 27th day of May, 1998.



                                    TRUSTEES

/s/  Joel E. Peterson                              /s/  W. Reed Foster
-----------------------------                      -----------------------------
Joel E. Peterson                                   W. Reed Foster


/s/  Justin M. Faggioli                            /s/  James F. Wisner
-----------------------------                      -----------------------------
Justin M. Faggioli                                 James F. Wisner

                                  SHAREHOLDERS
                                  ------------

Shareholder                                Number of Shares   Date Signed


/s/  Joel E. Peterson                            25,000         5/27/98
----------------------------------------  -----------------   ------------
Joel E. Peterson


/s/  Justin M. Faggioli                            1450         5/27/98
----------------------------------------  -----------------   ------------
Justin M. Faggioli


/s/  W. Reed Foster                                4500         5/27/98
----------------------------------------  -----------------   ------------
W. Reed Foster


/s/  James F. Wisner                               2000         4/28/98
----------------------------------------  -----------------   ------------
James F. Wisner



/s/  Julie C. Morin-Wisner                          500         4/28/98
----------------------------------------  -----------------   ------------
Julie C. Morin-Wisner